Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2021 Results

–Double Digit Growth in Fourth Quarter Revenues and Adjusted EBITDA, Led by Construction Products and Engineered Structures
–Recent Acquisitions, Organic Growth, and Attractive Fundamentals Drove 51% Year-Over-Year Growth in Construction Products Adjusted Segment EBITDA
–Strong Fourth Quarter Free Cash Flow of $65.4 Million Supported Debt Repayment of $75.0 Million

DALLAS, Texas - ARCOSA, Inc. - February 23, 2022:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter Highlights (All comparisons are versus the prior year quarter unless noted otherwise)
•Revenues of $521.8 million, up 14%
•Net income of $9.2 million and Adjusted Net Income of $19.2 million
•Diluted EPS of $0.19, down 10%, and Adjusted Diluted EPS of $0.40, up 21%
•Adjusted EBITDA of $65.9 million, up 17%
•Operating cash flow of $89.7 million and Free Cash Flow of $65.4 million

Full Year Highlights (All comparisons are versus the prior year unless noted otherwise)
•Revenues of $2,036.4 million, up 5%
•Net income of $69.6 million and Adjusted Net Income of $93.9 million
•Diluted EPS of $1.42, down 35%, and Adjusted Diluted EPS of $1.93, down 21%
•Adjusted EBITDA of $283.3 million, in line with prior year
•Operating cash flow of $166.5 million and Free Cash Flow of $81.4 million

President and Chief Executive Officer Antonio Carrillo commented, “2021 was an important year for Arcosa, marked by significant strategic progress as we continued to expand our Construction Products platform and benefited from our efforts to build a more resilient, higher margin portfolio of infrastructure businesses.

“I am very pleased that we delivered full year 2021 Adjusted EBITDA that matched 2020's record level, overcoming significant cyclical challenges in our wind towers business and Transportation Products segment. We successfully managed inflationary pressures, including historically high steel prices, weather disruptions, and the continued impacts of the pandemic, achieving strong revenue and profitability growth in both Construction Products and Engineered Structures.”

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Carrillo continued, “We finished 2021 on a positive note, exceeding our expectations in Construction Products and Engineered Structures, and meeting our guidance for our cyclically-depressed businesses. High steel prices continued to weigh on barge demand in the fourth quarter and we have reduced capacity at our facilities while staying flexible to support a market recovery. The idling of our Illinois wind tower facility progressed as planned and we remain optimistic about long-term demand fundamentals once uncertainty surrounding the tax credit for renewable energy is resolved. We continue to monitor improving market conditions in the North American railcar market that we anticipate will be a catalyst for our steel components businesses.

“We see favorable demand drivers for our key growth businesses. Construction activity remained strong in the fourth quarter, particularly in our key Texas, Tennessee, and Arizona markets, and we saw broad pricing gains across our natural and recycled aggregates platforms that create positive momentum for 2022. Fourth quarter order activity for utility and related structures continued to be healthy and our backlog provides solid visibility for the year ahead.

“We ended the year with favorable balance sheet progress, reducing working capital in the fourth quarter and generating strong Free Cash Flow in line with Adjusted EBITDA. As a result, we repaid $75 million of borrowings and improved our net leverage to 2.1X at the end of the quarter, the low end of our targeted long-term range.”

Carrillo concluded, “I want to thank our employees for their continued dedication and focus on our long-term vision. Not only did Arcosa advance our safety culture in 2021, our employees remained highly engaged in our local communities, answering the call to support numerous relief efforts this year. I am grateful for their ongoing commitments.”

2022 Outlook and Guidance

Arcosa announced the following total Company outlook for full year 2022:

•Consolidated revenues of $2.1 billion to $2.2 billion
•Consolidated Adjusted EBITDA of $280 million to $305 million

Commenting on the outlook, Carrillo noted, “As we enter 2022, we remain committed to our long-term vision, focusing on growth and expansion in attractive infrastructure markets while reducing the cyclicality and complexity of our overall business. Reflecting Arcosa's favorable positioning and competitive advantages, we are pleased with the continued strength in our key businesses in Construction Products and Engineered Structures.

“Led by our growth businesses, the mid-point of our 2022 Adjusted EBITDA guidance exceeds 2021 with consistent overall margins. While we see early indications of improvement in our wind towers business and Transportation Products segment, our outlook includes an Adjusted EBITDA guidance range of $20 to $25 million for these businesses in 2022, which is less than 20% of their combined Adjusted EBITDA of $129 million in 2018.

“We are encouraged by the recent deceleration in steel prices along with a strengthening in the level of order inquiries from our barge customers. In addition, there continues to be traction for an extension of the Production Tax Credit, with optimism across a diversified set of parties. We remain confident in the long-term fundamentals of these businesses and expect to see recovery in 2023 and beyond. Our strong balance sheet and liquidity enable us to navigate cyclical challenges while pursuing strategic growth opportunities.”

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Fourth Quarter 2021 Results and Commentary

Construction Products

•Revenues increased 42% to $211.7 million primarily driven by the recent two large acquisitions, StonePoint and Southwest Rock, along with strong volume and pricing gains in recycled aggregates and improved demand conditions and higher raw material pricing in our shoring products business.
•Led by favorable pricing, revenues in our legacy natural aggregates business increased year-over-year. Legacy volumes were up modestly as healthy volume gains in most markets were partially offset by lower volumes in Central and West Texas as certain large projects rolled off and oil and gas-related headwinds persisted.
•Adjusted Segment EBITDA increased 51% to $46.9 million, outpacing the increase in revenues.
•Adjusted Segment EBITDA margin increased 140 basis points to 22.2% compared to 20.8% in the prior year primarily due to higher margins in our recycled and legacy natural aggregates businesses and the accretive impact from Southwest Rock.

Engineered Structures

•Revenues increased 12% year-over-year to $234.5 million driven by higher steel prices and strong demand for utility structures and storage tanks, which more than offset lower anticipated volumes in wind towers.
•Adjusted Segment EBITDA increased 21% to $28.3 million, representing a 12.1% margin compared to an 11.1% margin a year ago.
•The increase in Adjusted Segment EBITDA was primarily driven by higher volumes and margins in our utility structures and U.S. storage tank businesses, more than offsetting the expected break-even Adjusted EBITDA in our wind towers business as we idled our Clinton, Illinois facility in the quarter.
•Order activity for utility, telecom, and traffic structures continued to be healthy during the quarter, with a book-to-bill above 1.0, driven by grid hardening and reliability initiatives, the 5G build-out, and road infrastructure investment.
•The combined backlog for utility, wind, and related structures at the end of the fourth quarter was $437.5 million compared to $465.9 million at the end of the third quarter of 2021.

Transportation Products

•Revenues were $75.6 million, down 25% year-over-year. Barge revenues decreased 39% driven by lower tank and hopper barge deliveries as COVID-19 and higher steel prices limited demand. Conversely, steel components revenues increased 42% primarily due to higher volumes to support improving demand in the North American railcar market.
•Adjusted Segment EBITDA decreased 77% year-over-year to $3.6 million, representing a 4.8% margin compared to a 15.7% margin a year ago. Segment margins declined due to lower pricing and a reduction in operational efficiencies from decreased capacity utilization in our barge business.
•During the quarter, we received orders of approximately $13 million in our barge business, with pricing reflective of weak market conditions. Backlog at the end of the quarter, which is all scheduled to deliver in 2022, was $92.7 million compared to $130.2 million at the end of the third quarter of 2021.

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•We continued to adjust costs in our barge business, divesting a non-operating plant and idling our Madisonville, Louisiana facility during the quarter. We have reduced capacity at our other two operating plants to align with lower production levels for 2022, while we remain flexible to allow time for demand to recover.

Corporate and Other Financial Notes

•Corporate expenses increased to $24.4 million in the fourth quarter, compared to $16.5 million in the prior year, primarily resulting from a legal settlement of $8.7 million related to a previously disclosed matter regarding events that pre-dated the Company's spin-off.
•The effective tax rate for the quarter was (12.2)% compared to 2.8% in the prior year. The reduction in the tax rate was primarily due to tax benefits recognized during the quarter related to true-ups of the Company's 2020 tax returns.

Cash Flow and Liquidity

•Operating cash flow was $89.7 million and Free Cash Flow was $65.4 million. Free Cash Flow was positively impacted by decreased working capital in the fourth quarter of $36.4 million, driven by lower receivables and inventory.
•Capital expenditures were $24.3 million.
•As previously announced, we received proceeds of $18.2 million during the quarter from the divestiture of an asphalt operation acquired as part of the StonePoint acquisition and determined not to be strategic for the Company.
•In addition, the Company negotiated the sale of two other non-core facilities for total proceeds of $23.3 million. The utility structures and barge facilities had both been idled prior to the Company's spin-off. We received the proceeds from the sale of the utility structures facility in February 2022 at closing and a related $2.9 million impairment charge was recorded within the Engineered Structures segment in the fourth quarter.
•During the quarter, we repaid $75.0 million of borrowings under our revolving credit facility.
•We ended the quarter with total liquidity of $419.3 million, including $72.9 million of cash, and net debt to Adjusted EBITDA was 2.1X for the trailing twelve months.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on February 24, 2022 to discuss 2021 fourth quarter and full year results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-459-5343 for domestic callers and 203-518-9553 for international callers. The conference ID is ARCOSA and the passcode is 842365. An audio playback will be available through 11:59 p.m. Eastern Time on March 10, 2022, by dialing 800-938-2113 for domestic callers and 402-220-1118 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

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About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions, or failure to achieve the expected benefits of acquisitions; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2021, to be filed on or about February 24, 2022, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues	$521.8	$458.9	$2,036.4	$1,935.6
Operating costs:
Cost of revenues	432.6	375.2	1,670.2	1,553.6
Selling, general, and administrative expenses	70.7	59.8	256.0	223.1
Impairment charge	2.9	7.1	2.9	7.1
	506.2	442.1	1,929.1	1,783.8
Operating profit	15.6	16.8	107.3	151.8

Interest expense	7.4	2.2	23.4	10.6
Other, net (income) expense	—	3.8	0.3	3.0
	7.4	6.0	23.7	13.6
Income before income taxes	8.2	10.8	83.6	138.2
Provision for income taxes	(1.0)	0.3	14.0	31.6
Net income	$9.2	$10.5	$69.6	$106.6

Net income per common share:
Basic	$0.19	$0.22	$1.44	$2.20
Diluted	$0.19	$0.21	$1.42	$2.18
Weighted average number of shares outstanding:
Basic	48.2	48.0	48.1	48.0
Diluted	48.6	48.5	48.6	48.5

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2021	2020	2021	2020
Aggregates and specialty materials	$192.5	$136.4	$711.6	$529.4
Construction site support	19.2	12.7	85.2	64.2
Construction Products	211.7	149.1	796.8	593.6

Utility, wind, and related structures	172.9	160.4	717.9	695.2
Storage tanks	61.6	48.7	216.2	182.5
Engineered Structures	234.5	209.1	934.1	877.7

Inland barges	50.4	82.9	215.7	378.3
Steel components	25.2	17.7	89.9	88.2
Transportation Products	75.6	100.6	305.6	466.5

Segment Totals before Eliminations	521.8	458.8	2,036.5	1,937.8
Eliminations	—	0.1	(0.1)	(2.2)
Consolidated Total	$521.8	$458.9	$2,036.4	$1,935.6

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2021	2020	2021	2020
Construction Products	$22.7	$12.8	$83.2	$74.7
Engineered Structures	17.8	13.7	88.0	80.2
Transportation Products	(0.5)	6.8	6.4	54.6
Segment Totals before Corporate Expenses	40.0	33.3	177.6	209.5
Corporate	(24.4)	(16.5)	(70.3)	(57.7)
Consolidated Total	$15.6	$16.8	$107.3	$151.8

Backlog:	December 31, 2021	December 31, 2020
Engineered Structures:
Utility, wind, and related structures	$437.5	$334.0
Storage tanks	$22.0	$15.6
Transportation Products:
Inland barges	$92.7	$175.5

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$72.9	$95.8
Receivables, net of allowance	310.8	260.2
Inventories	324.5	276.8
Other	59.7	32.1
Total current assets	767.9	664.9

Property, plant, and equipment, net	1,201.9	913.3
Goodwill	934.9	794.0
Intangibles, net	220.3	212.9
Deferred income taxes	13.2	15.4
Other assets	49.9	46.2
	$3,188.1	$2,646.7
Current liabilities:
Accounts payable	$184.7	$144.1
Accrued liabilities	145.9	115.2
Advance billings	18.6	44.7
Current portion of long-term debt	14.8	6.3
Total current liabilities	364.0	310.3

Debt	664.7	248.2
Deferred income taxes	134.0	112.7
Other liabilities	72.1	83.3
	1,234.8	754.5
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,692.6	1,694.1
Retained earnings	279.5	219.7
Accumulated other comprehensive loss	(19.3)	(22.1)
Treasury stock	—	—
	1,953.3	1,892.2
	$3,188.1	$2,646.7

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2021	2020
Operating activities:
Net income	$69.6	$106.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	144.3	114.5
Impairment charge	2.9	7.1
Stock-based compensation expense	18.0	20.0
Provision for deferred income taxes	11.9	9.6
Gains on disposition of property and other assets	(10.3)	(6.4)
(Increase) decrease in other assets	5.2	(7.6)
Increase (decrease) in other liabilities	(22.6)	11.5
Other	(2.2)	0.8
Changes in current assets and liabilities:
(Increase) decrease in receivables	(25.9)	(13.5)
(Increase) decrease in inventories	(24.6)	32.6
(Increase) decrease in other current assets	(13.3)	1.9
Increase (decrease) in accounts payable	34.7	43.5
Increase (decrease) in advance billings	(26.1)	(31.6)
Increase (decrease) in accrued liabilities	4.9	(29.1)
Net cash provided by operating activities	166.5	259.9
Investing activities:
Proceeds from disposition of property and other assets	20.0	9.6
Capital expenditures	(85.1)	(82.1)
Acquisitions, net of cash acquired	(523.4)	(455.7)
Proceeds from divestitures	18.2	—
Net cash required by investing activities	(570.3)	(528.2)
Financing activities:
Payments to retire debt	(83.2)	(104.9)
Proceeds from issuance of debt	500.0	251.4
Shares repurchased	(9.4)	(8.0)
Dividends paid to common stockholders	(9.8)	(9.8)
Purchase of shares to satisfy employee tax on vested stock	(10.1)	(3.8)
Debt issuance costs	(6.6)	(1.2)
Net cash provided by financing activities	380.9	123.7
Net increase (decrease) in cash and cash equivalents	(22.9)	(144.6)
Cash and cash equivalents at beginning of period	95.8	240.4
Cash and cash equivalents at end of period	$72.9	$95.8

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2022 Guidance
	2021	2020	2021	2020	Low	High
Revenues	$521.8	$458.9	$2,036.4	$1,935.6	$2,100.0	$2,200.0

Net income	9.2	10.5	69.6	106.6	72.0	89.0
Add:
Interest expense, net	7.5	2.2	23.4	10.2	31.0	31.0
Provision for income taxes	(1.0)	0.3	14.0	31.6	21.0	24.0
Depreciation, depletion, and amortization expense(1)	37.3	31.6	144.3	114.5	155.0	160.0
EBITDA	53.0	44.6	251.3	262.9	279.0	304.0
Add:
Impact of acquisition-related expenses(2)	1.4	3.5	20.1	10.3	1.0	1.0
Impairment charge	2.9	4.5	2.9	7.1	—	—
Legal settlement	8.7	—	8.7	—	—	—
Other, net (income) expense(3)	(0.1)	3.8	0.3	3.4	—	—
Adjusted EBITDA	$65.9	$56.4	$283.3	$283.7	$280.0	$305.0
Adjusted EBITDA Margin	12.6%	12.3%	13.9%	14.7%	13.3%	13.9%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $0.0 million and $3.7 million for the three months ended December 31, 2021 and 2020, respectively, and $0.6 million and $3.6 million for the year ended December 31, 2021 and 2020, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Net Income
($ in millions)
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Income	$9.2	$10.5	$69.6	$106.6
Impact of acquisition-related expenses, net of tax(1)	1.1	2.6	15.4	7.8
Impairment charge, net of tax	2.2	3.4	2.2	5.4
Legal settlement, net of tax	6.7	—	6.7	—
Adjusted Net Income	$19.2	$16.5	$93.9	$119.8

(1) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Construction Products
Revenues	$211.7	$149.1	$796.8	$593.6

Operating Profit	22.7	12.8	83.2	74.7
Add: Depreciation, depletion, and amortization expense(1)	23.9	17.2	88.7	60.1
Segment EBITDA	46.6	30.0	171.9	134.8
Add: Impact of acquisition-related expenses(2)	0.3	1.0	7.6	2.9
Add: Impairment charge	—	—	—	0.8
Adjusted Segment EBITDA	$46.9	$31.0	$179.5	$138.5
Adjusted Segment EBITDA Margin	22.2%	20.8%	22.5%	23.3%

Engineered Structures
Revenues	$234.5	$209.1	$934.1	$877.7

Operating Profit	17.8	13.7	88.0	80.2
Add: Depreciation and amortization expense(1)	8.0	8.7	33.1	31.5
Segment EBITDA	25.8	22.4	121.1	111.7
Add: Impact of acquisition-related expenses(2)	(0.4)	0.9	1.0	2.8
Add: Impairment charge	2.9	—	2.9	1.3
Adjusted Segment EBITDA	$28.3	$23.3	$125.0	$115.8
Adjusted Segment EBITDA Margin	12.1%	11.1%	13.4%	13.2%

Transportation Products
Revenues	$75.6	$100.6	$305.6	$466.5

Operating Profit	(0.5)	6.8	6.4	54.6
Add: Depreciation and amortization expense	4.1	4.5	17.8	18.0
Segment EBITDA	3.6	11.3	24.2	72.6
Add: Impairment charge	—	4.5	—	5.0
Adjusted Segment EBITDA	$3.6	$15.8	$24.2	$77.6
Adjusted Segment EBITDA Margin	4.8%	15.7%	7.9%	16.6%

Operating Loss - Corporate	$(24.4)	$(16.5)	$(70.3)	$(57.7)
Add: Impact of acquisition-related expenses - Corporate(2)	1.5	1.6	11.5	4.6
Add: Legal settlement	8.7	—	8.7	—
Add: Corporate depreciation expense	1.3	1.2	4.7	4.9
Adjusted EBITDA	$65.9	$56.4	$283.3	$283.7
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS and Free Cash Flow
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in dollars per share)
Diluted EPS	$0.19	$0.21	$1.42	$2.18
Impact of acquisition-related expenses	0.02	0.05	0.32	0.16
Impairment charge	0.05	0.07	0.05	0.11
Legal settlement	0.14	—	0.14	—
Adjusted Diluted EPS	$0.40	$0.33	$1.93	$2.45

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures. The Company also uses "Free Cash Flow Conversion", which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)
Cash Provided by Operating Activities	$89.7	$33.2	$166.5	$259.9
Capital expenditures	(24.3)	(25.2)	(85.1)	(82.1)
Free Cash Flow	$65.4	$8.0	$81.4	$177.8

Net income	$9.2	$10.5	$69.6	$106.6
Free Cash Flow Conversion	711%	76%	117%	167%

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

December 31, 2021
(in millions)
Total debt excluding debt issuance costs	$685.7
Cash and cash equivalents	72.9
Net Debt	$612.8

Adjusted EBITDA (trailing twelve months) (1)	$298.4
Net Debt to Adjusted EBITDA	2.1

(1) Adjusted EBITDA includes a 3 month pro forma adjustment of $6.9 million based on previously disclosed Adjusted EBITDA for StonePoint of $27.6 million for the twelve months ended March 31, 2021 and a 7 month pro forma adjustment of $8.2 million based on previously disclosed Adjusted EBITDA for Southwest Rock of $14.0 million for the twelve months ended May 31, 2021.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Cyclical and Growth Businesses
(in millions)
(unaudited)

We have included the following table to assist investors in understanding the different market dynamics impacting our various businesses and their overall impact on the Company's consolidated Adjusted EBITDA.

	Year Ended December 31,				Full Year 2022 Guidance
	2018	2019	2020	2021	Low	High

Consolidated Adjusted EBITDA(1)	$186.5	$240.7	$283.7	$283.3	$280.0	$305.0
Add: Corporate Adjusted EBITDA(1)	32.0	43.7	48.2	45.4	50.0	50.0
Adjusted EBITDA, excluding corporate	218.5	284.4	331.9	328.7	330.0	355.0

Wind towers business:
Operating Profit	56.7	55.5	41.8	19.9
Add: Depreciation and amortization expense	8.4	7.9	7.8	7.3
Wind towers EBITDA	65.1	63.4	49.6	27.2
Wind towers Adjusted EBITDA	65.1	63.4	49.6	27.2	7.0	9.0

Transportation Products Adjusted Segment EBITDA(1)	63.9	63.7	77.6	24.2	13.0	16.0
Cyclical businesses Adjusted EBITDA(2)	129.0	127.1	127.2	51.4	20.0	25.0

Growth businesses Adjusted EBITDA(3)	$89.5	$157.3	$204.7	$277.3	$310.0	$330.0

(1) See Reconciliation of Adjusted Segment EBITDA table.
(2) Our cyclical businesses include our wind towers business, included in the Engineered Structures segment, and our Transportation Products segment, which includes our barge and steel components businesses.
(3) Our growth businesses include our Construction Products segment and our Engineered Structures segment, excluding the wind towers business.

972.942.6500	16	arcosa.com